Exhibit 99.1

CONFIDENTIAL

SUBSCRIPTION AGREEMENT

This Subscription Agreement (this “Subscription Agreement”) is entered into this [●] day of March, 2022, by and among TH International Limited, an exempted company incorporated under the laws of the Cayman Islands with the registered address at the office of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Issuer”), and the undersigned subscriber (“Subscriber”).

Whereas, on August 13, 2021, the Issuer entered into that certain Agreement and Plan of Merger (as may be amended or supplemented from time to time, and including all schedules and exhibits thereto, the “Merger Agreement”), among the Issuer, Silver Crest Acquisition Corporation, a Cayman Islands exempted company (“SPAC”), and Miami Swan Ltd, a Cayman Islands exempted company and wholly-owned subsidiary of the Issuer (“Merger Sub”), pursuant to which, on the terms and subject to the conditions set forth therein, Merger Sub will merge with and into SPAC, with SPAC surviving as a wholly-owned subsidiary of the Issuer (the “First Merger”), and immediately following the consummation of the First Merger and as part of the same overall transaction, the surviving entity of the First Merger will merge with and into the Issuer (the “Second Merger” and, together with the First Merger, the “Mergers”), with the Issuer surviving the Second Merger. All capitalized terms used but not defined in this Subscription Agreement shall have the meanings ascribed to such terms in the Merger Agreement;

Whereas, prior to the consummation of the Mergers, the Issuer shall effect the Recapitalization;

Whereas, in connection with, and contingent on the closing of, the Mergers, on the terms and subject to the conditions set forth in this Subscription Agreement, Subscriber desires to subscribe for and purchase, following the Recapitalization, from the Issuer that number of Company Ordinary Shares (the “Company Shares”), set forth on the signature page hereto (the “Acquired Shares”) for a purchase price of $10.00 per share (the “Share Purchase Price”), and an aggregate purchase price set forth on the signature page hereto (the “Purchase Price”), and the Issuer desires to issue and sell to Subscriber on the Closing Date (defined below) the Acquired Shares in consideration of the payment of the Purchase Price by or on behalf of Subscriber to the Issuer at or prior to the Closing Date;

Whereas, Issuer and Subscriber are executing and delivering this Subscription Agreement in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933 (codified at 15 U.S.C. Sec. 77a et seq., and hereinafter the “Securities Act”);

Whereas, in connection with the Mergers, certain other “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) and “accredited investors” (within the meaning of Rule 501(a) under the Securities Act) have entered into or may enter into subscription agreements (the “Other Subscription Agreements”) with the Issuer from time to time prior to the closing of the Mergers, contingent on the closing of the Mergers, with substantially similar terms to this Subscription Agreement, pursuant to which such other investors have agreed or will agree to subscribe for and purchase, and the Issuer has agreed or will agree to issue and sell to such other investors (the “Other Subscribers” and, together with Subscriber, the “Aggregate Subscribers”), on the Closing Date, Company Shares at the Share Purchase Price; and

Whereas, in order to induce the Subscriber to enter into this Agreement, the Issuer agrees that it will, substantially concurrently with and contingent upon the Closing (as defined below), issue to each of such Subscribers who agrees to pay the Purchase Price of at least $10,000,000 such number of Company Shares and Company Warrants additionally as set forth on the signature page of such Subscriber to its Subscription Agreement, and, for the avoidance of doubt, such additional Company Shares and Company Warrants shall be deemed to constitute a portion of the Acquired Shares but shall not result in any adjustment to the Share Purchase Price.

Now, Therefore, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.                   Subscription. Subject to the terms and conditions hereof, at the Closing (defined below), Subscriber hereby agrees to subscribe for and purchase, and the Issuer hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Acquired Shares (including that number of Company Shares and Company Warrants as set forth on the signature page of such Subscriber) (such subscription and issuance, the “Subscription”).

2.                   Closing.

(a)                Subject to the satisfaction or waiver of the conditions set forth in Section 2(e) and contingent upon the subsequent occurrence of the closing of the Mergers, the closing of the Subscription contemplated hereby (the “Closing”) shall occur on the date (the “Closing Date”) of, and immediately prior to or substantially concurrent with (and subject to), the closing of the Mergers. For the avoidance of doubt, once the Closing occurs, if the closing of the Mergers does not occur on or about the timing of the Closing, the Closing shall be deemed as never have occurred ab initio.

(b)                Not less than five (5) business days prior to the scheduled Closing Date (the “Scheduled Closing Date”), the Issuer shall provide or cause to be delivered written notice to the Subscriber (the “Closing Notice”) of the Scheduled Closing Date. Subscriber shall deliver to the Issuer (A) at least three (3) business days prior to the Scheduled Closing Date, to be held on behalf of Subscriber until the Closing in an escrow account by an escrow agent selected by the Company prior to the date hereof, the Purchase Price for the Acquired Shares by wire transfer of United States dollars in immediately available funds to the account specified by the Issuer in the Closing Notice and (B) such information as is reasonably requested in the Closing Notice in order for the Issuer to issue the Acquired Shares to Subscriber at the Closing, including, without limitation, the legal name of the person in whose name such Acquired Shares are to be issued and a duly executed Internal Revenue Service Form W-9 or W-8, as applicable. On the Closing Date, the Issuer shall issue the Acquired Shares to Subscriber and cause the Acquired Shares to be delivered in book entry form and registered in its share register or register of members (as applicable) in the name of Subscriber or the name of such other person notified by Subscriber to the Issuer prior to Closing, as applicable, and the Purchase Price shall be released from escrow automatically and without further action by the Issuer or Subscriber; provided, however, that the Issuer’s obligation to issue the Acquired Shares to the Subscriber is contingent upon the Issuer having received the Purchase Price in full accordance with this Section 2.

[In place of 2(b) above, the below will be included for mutual funds:

(b)                 Not less than five (5) business days prior to the scheduled Closing Date (the “Scheduled Closing Date”), the Issuer shall provide or cause to be delivered written notice to the Subscriber (the “Closing Notice”) of the Scheduled Closing Date. On the Scheduled Closing Date, Subscriber shall deliver to Issuer (A) the Purchase Price by wire transfer of United States dollars in immediately available funds to the account specified by the Issuer in the Closing Notice and (B) such information as is reasonably requested in the Closing Notice in order for the Issuer to issue the Acquired Shares to Subscriber at the Closing, including, without limitation, the legal name of the person in whose name such Acquired Shares are to be issued and a duly executed Internal Revenue Service Form W-9 or W-8, as applicable. On the Closing Date, and prior to the release of its Purchase Price by Subscriber, the Issuer shall issue the Acquired Shares to Subscriber against payment of the Purchase Price and cause the Acquired Shares to be delivered in book entry form and registered in its share register or register of members (as applicable) in the name of Subscriber or the name of such other person notified by Subscriber to the Issuer prior to Closing, as applicable, and will provide to Subscriber evidence of such issuance from the Issuer’s transfer agent (the “Transfer Agent”); provided that, if Subscriber fails to deliver the Purchase Price within one (1) business day after the Closing Date, such Acquired Shares shall be repurchased for nil consideration, and book-entries for the Acquired Shares shall be made in the Issuer’s share register or register of members (as applicable) to record the repurchase and cancellation of the Acquired Shares for nil consideration.]

(c)                 In the event (i) the Closing does not occur within three (3) business days of the Scheduled Closing Date; or (ii) the Closing occurs but the closing of the Mergers does not occur on or about the timing of the Closing, the Issuer shall promptly (but not later than two (2) business days thereafter) return the Purchase Price so delivered by Subscriber to the Issuer by wire transfer of United States dollars in immediately available funds to the account specified by Subscriber, and, to the extent that any Acquired Shares have been delivered to Subscriber, such Acquired Shares shall be deemed repurchased, and book-entries for the Acquired Shares shall be deemed cancelled and the Issuer’s share register or register of members (as applicable) shall be updated to record the repurchase and cancellation of the Acquired Shares; provided that, unless this Subscription Agreement has been terminated pursuant to Section 7 hereof, such return of funds shall not terminate this Subscription Agreement or relieve the Subscriber of its obligation to purchase the Acquired Shares at the Closing following the Issuer’s delivery to Subscriber of a new Closing Notice advising of a new Scheduled Closing Date. For purposes of this Subscription Agreement, “business day” shall mean a day, other than a Saturday, Sunday or other day on which commercial banks in New York City, the Cayman Islands, Hong Kong or the PRC are authorized or required by law to close.

(d)                The Issuer shall issue to Subscriber the Acquired Shares against and upon payment by the Subscriber pursuant to Section 2(b), free and clear of any liens or other restrictions whatsoever (other than those arising under this Subscription Agreement or applicable state or federal securities laws), in the name of Subscriber or the name of such other person notified by Subscriber to the Issuer prior to the Closing, as applicable. Each book entry for the Acquired Shares shall contain a notation in substantially the following form:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM.

(e)                 The Closing shall be subject to the satisfaction on the Closing Date, or the waiver by the party or parties hereto that are entitled to waive such condition pursuant to Section 2(f) below, of each of the following conditions:

(i)                  solely with respect to Subscriber’s obligation to close, the representations and warranties made by the Issuer in this Subscription Agreement (taking into account the complete legal effect to all the qualifications as to “materiality,” “in all material respects,” “Material Adverse Effect” or similar qualifiers contained in such representations and warranties) shall be true and correct in all respects at and as of the Closing Date (other than representations and warranties that speak as of an earlier date, in which case they shall have been true and correct in all respects as of such earlier date);

(ii)                solely with respect to the Issuer’s obligation to close, the representations and warranties made by Subscriber in this Subscription Agreement (without giving effect to any qualification as to “materiality,” “in all material respects,” “material adverse effect” or similar qualifiers contained in such representations and warranties) shall be true and correct in all respects at and as of the Closing Date (other than representations and warranties that speak as of an earlier date, in which case they shall have been true and correct in all respects as of such earlier date), except to the extent that the failure of such representations and warranties to be so true and correct would not reasonably be expected to prevent, materially delay, or materially impair the ability of Subscriber to consummate the Closing;

(iii)              the Issuer shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing, except where the failure of such performance, satisfaction or compliance would not or would not reasonably be expected to prevent, materially delay, or materially impair the ability of the Issuer to consummate the Closing;

(iv)               the Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing, except where the failure of such performance, satisfaction or compliance would not or would not reasonably be expected to prevent, materially delay, or materially impair the ability of the Subscriber to consummate the Closing;

(v)                the closing of the Mergers shall occur pursuant to the terms of the Merger Agreement immediately after or substantially concurrent with the Closing; and

(vi)               no government authorities of competent jurisdiction shall have issued, promulgated, enforced or entered any law, regulations, judgment, decree, injunction, ruling or order that enjoins or prohibits the consummation of the Subscription, or initiated or threatened in writing any investigation, action, suit, claim or other proceeding aimed at enjoining or prohibiting the consummation of the Subscription.

(f)                 The conditions provided in Sections 2(e)(i) and 2(e)(iii) may be waived entirely or partly by the Subscriber in its sole discretion; the conditions provided in Sections 2(e)(ii) and 2(e)(iv) may be waived entirely or partly by the Issuer in its sole discretion; and the conditions provided in Sections 2(e)(v) and 2(e)(vi) may be waived only by both the Subscriber and the Issuer by mutual agreement in writing.

(g)                At or prior to the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably and mutually may deem to be practical and necessary in order to consummate the Subscription as contemplated by this Subscription Agreement.

3.                   Issuer Representations And Warranties. The Issuer represents and warrants to Subscriber that:

(a)                The Issuer is an exempted company duly incorporated, is validly existing and is in good standing under the laws of the Cayman Islands, with corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

(b)                As of the Closing Date, the Acquired Shares have been duly authorized by the Issuer and, when issued and delivered to the Subscriber against full payment for the Acquired Shares in accordance with the terms of this Subscription Agreement and registered in the Issuer’s share register or register of members (as applicable), the Acquired Shares will be validly issued, fully paid and non-assessable, free and clear of any liens or other restrictions whatsoever (other than those arising under this Subscription Agreement or applicable state or federal securities laws) and will not have been issued in violation of or subject to any preemptive or similar rights created under the Issuer’s memorandum and articles of association or under the laws of the Cayman Islands.

(c)                This Subscription Agreement has been duly authorized, executed and delivered by the Issuer and, assuming that this Subscription Agreement constitutes the valid and binding agreement of the Subscriber, this Subscription Agreement is enforceable against the Issuer in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.

(d)                The issuance and sale of the Acquired Shares and the compliance by the Issuer with all of the provisions of this Subscription Agreement and the consummation of the transactions herein will be done in accordance with The Nasdaq Stock Market LLC (“Nasdaq”) marketplace rules, and the consummation of the other transactions contemplated herein, do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Issuer pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Issuer is a party or by which the Issuer is bound or to which any of the property or assets of the Issuer is subject; (ii) the organizational documents of the Issuer; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency, taxing authority or regulatory body, domestic or foreign, having jurisdiction over the Issuer or any of its properties that, in the cases of clauses (i) and (iii), would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, properties, financial condition or results of operations of the Issuer and its subsidiaries taken as a whole (a “Material Adverse Effect”) or materially affect the validity or enforceability of the Acquired Shares or the ability or legal authority of the Issuer to comply in all material respects with this Subscription Agreement.

(e)                The Issuer is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other United States federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by the Issuer of this Subscription Agreement (including, without limitation, the issuance of the Acquired Shares), other than (i) the filing with the United States Securities and Exchange Commission (the “Commission”) of the Registration Statement (as defined below), (ii) the filings required by applicable state or federal securities laws, (iii) the filings required in accordance with Section 10(n), (iv) those required by Nasdaq, including with respect to obtaining shareholder approval, and (v) any consent, waiver, authorization or order of, notice to, or filing or registration, the failure of which to obtain would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

(f)                 There is no (i) investigation, action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of the Issuer as of the date of this Subscription Agreement, threatened in writing against the Issuer that affects or would reasonably be expected to affect the Issuer’s ability to consummate the transactions contemplated by this Subscription Agreement, or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against the Issuer  that affects or would be reasonably likely to have, individually or in the aggregate, a material adverse effect on the validity of the Acquired Shares or the legal authority of the Issuer to enter into and perform its obligations under this Subscription Agreement.

(g)               The Issuer is in compliance with all applicable laws, except where such non-compliance would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the validity of the Acquired Shares or the legal authority of the Issuer to enter into and perform its obligations under this Subscription Agreement. The Issuer has not received any written communication from a governmental authority that alleges that the Issuer is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the validity of the Acquired Shares or the legal authority of the Issuer to enter into and perform its obligations under this Subscription Agreement.

(h)                Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 4, no registration under the Securities Act is required for the offer and sale of the Acquired Shares by the Issuer to Subscriber in the manner contemplated by this Subscription Agreement.

(i)                 Neither the Issuer nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) in connection with any offer or sale of the Acquired Shares.

(j)                 Neither the Issuer, nor any person acting on its behalf has, directly or indirectly, made any offers or sales of any Issuer security or solicited any offers to buy any security under circumstances that would adversely affect reliance by the Issuer on Section 4(a)(2) of the Securities Act for the exemption from registration for the transactions contemplated hereby or would require registration of the issuance of the Acquired Shares.

(k)                Except as provided in this Subscription Agreement, the Other Subscription Agreements, and the agreements in relation to the investment of $55,000,000 by a certain asset management fund and/or its Affiliates in the Company by way of subscribing for certain convertible debentures of the Company and Company Ordinary Shares, none of the Issuer, its subsidiaries or any of their affiliates, nor any person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the issuance of any of the Acquired Shares under the Securities Act, whether through integration with prior offerings pursuant to Rule 502(a) of the Securities Act or otherwise.

(l)                 Except for placement fees payable to UBS Securities LLC, Merrill Lynch (Asia Pacific) Limited and Inte Securities LLC, in their capacities as placement agents for the offer and sale of the Acquired Shares (in such capacities, the “Placement Agents”), the Issuer has not paid, and is not obligated to pay, any brokerage, finder’s or other fee or commission in connection with its issuance and sale of the Acquired Shares, including, for the avoidance of doubt, any fee or commission payable to any shareholder or affiliate, as defined in Rule 144 under the Securities Act (“Affiliate”), of the Issuer.

(m)              No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to the Issuer or, to the Issuer’s knowledge, any Issuer Covered Person, except for a Disqualification Event as to which Rule 506(d)(2)(ii-iv) or (d)(3), is applicable. “Issuer Covered Person” means, with respect to the Issuer as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any person listed in the first paragraph of Rule 506(d)(1). The Issuer represents that it has exercised reasonable care to determine the accuracy of the representation made by the Issuer in this paragraph.

(n)                The Other Subscription Agreements have not been and shall not be amended in any material respect following the date of such Other Subscription Agreement and reflects or shall reflect the same Share Purchase Price and other material terms and conditions with respect to the purchase of the Acquired Shares that are no more favorable to such subscriber thereunder in any material respect than the terms of this Subscription Agreement, other than terms particular to the regulatory requirements applicable to such investor or its affiliates or related funds or are otherwise subject to regulations related to the timing of funding and the issuance of the related Acquired Shares.

(o)                The Issuer’s and the SPAC’s public reports filed with the Commission (collectively, the “Exchange Act Reports”) did not when filed, and taken as a whole and as amended to the date hereof, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and such Exchange Act Reports complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations of the Commission promulgated thereunder. Each of the Issuer and the SPAC has timely filed each report, statement, schedule, prospectus, and registration statement that it was required to file with the Commission since its inception. There are no material outstanding or unresolved comments in comment letters from the Commission Staff with respect to any of the Issuer’s or the SPAC’s filings with the Commission. The financial statements of each of the Issuer and the SPAC included in the Exchange Act Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of the Issuer and the SPAC (as the case may be) as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. A copy of each Exchange Act Report is available to the Subscriber via the Commission’s EDGAR system.

4.                   Subscriber Representations And Warranties. Subscriber represents and warrants that:

(a)                Subscriber has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation, with the requisite entity power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.

(b)               This Subscription Agreement has been duly authorized, executed and delivered by Subscriber, and assuming that this Subscription Agreement constitutes the valid and binding agreement of the Issuer, this Subscription Agreement is the valid and binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.

(c)                The execution and delivery by Subscriber of this Subscription Agreement, and the performance by Subscriber of its obligations under this Subscription Agreement, including the purchase of the Acquired Shares and the consummation of the other transactions contemplated herein, will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien or encumbrance upon any of the property or assets of Subscriber pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber is a party or by which Subscriber is bound or to which any of the property or assets of Subscriber is subject; (ii) the organizational documents of Subscriber; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of Subscriber’s properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a material adverse effect on the legal authority of Subscriber to comply in all material respects with the terms of this Subscription Agreement.

(d)                Subscriber, or each of the funds managed by or affiliated with Subscriber for which Subscriber is acting as nominee, as applicable, (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act), an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), in each case, satisfying the applicable requirements set forth on Schedule A, or an “institutional account” (as defined in FINRA Rule 4512(c)) of an investment adviser to which Subscriber has delegated investment decision making authority, (ii) is acquiring the Acquired Shares only for its own account and not for the account of others, or if Subscriber is subscribing for the Acquired Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a “qualified institutional buyer” (as defined above) and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Acquired Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act. Subscriber has not taken any of the actions set forth in, and is not subject to, the disqualification provisions of Rule 506(d)(1) of the Securities Act. Subscriber has completed Schedule A following the signature page hereto and the information contained therein is accurate and complete. Subscriber is not an entity formed for the specific purpose of acquiring the Acquired Shares, unless such newly formed entity is an entity in which all of the equity owners are “accredited investors” (within the meaning of Rule 501(a) under the Securities Act).

(e)                Subscriber acknowledges and agrees that the Acquired Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Acquired Shares have not been registered under the Securities Act. Subscriber acknowledges and agrees that the Acquired Shares may not be offered, resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Issuer or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act, (iii) pursuant to Rule 144 under the Securities Act, provided that all of the applicable conditions thereof have been met or (iv) pursuant to another applicable exemption from the registration requirements of the Securities Act, and that any certificates or book-entry records representing the Acquired Shares shall contain a legend to such effect. Subscriber acknowledges and agrees that it may be required to bear the financial risk of an investment in the Acquired Shares for an indefinite period of time. Subscriber acknowledges and agrees that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Acquired Shares.

(f)                 Subscriber understands and agrees that Subscriber is purchasing the Acquired Shares directly from the Issuer. Subscriber further acknowledges that there have been no representations, warranties, covenants and agreements made to Subscriber by the Issuer or any of its officers or directors, SPAC, the Placement Agents or any of their respective officers, directors, employees or representatives, or any other party to the transaction, expressly or by implication, other than those representations, warranties, covenants and agreements included in this Subscription Agreement.

(g)                Subscriber’s acquisition and holding of the Acquired Shares will not constitute or result in a non-exempt prohibited transaction under section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable similar law.

(h)                In making its decision to subscribe for and purchase the Acquired Shares, Subscriber represents that it has relied solely upon its own independent investigation and the Issuer’s representations, warranties and covenants contained herein. Without limiting the generality of the foregoing, Subscriber has not relied on any statements or other information provided by or on behalf of the Placement Agents or any of their respective Affiliates, or any of their respective officers, directors, employees or representatives concerning the Issuer, the Mergers or the Acquired Shares or the offer and sale of the Acquired Shares.

(i)                 Subscriber acknowledges and agrees that Subscriber has received and has had an adequate opportunity to review such financial and other information as Subscriber deems necessary in order to make an investment decision with respect to the Acquired Shares, including with respect to the Issuer and the Mergers and made its own assessment and is satisfied concerning the relevant tax and other economic considerations relevant to the Subscriber’s investment in the Acquired Shares. Without limiting the generality of the foregoing, Subscriber acknowledges and agrees that it has reviewed the Investor Presentation that will be filed with the Commission promptly after the execution of this Subscription Agreement. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and such Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Acquired Shares. Subscriber has been furnished with all materials that it considers relevant to an investment in the Acquired Shares, has had a full opportunity to ask questions of and receive answers from the Issuer or any person or persons acting on behalf of the Issuer concerning the terms and conditions of the offering of the Acquired Shares to Subscriber; and that Subscriber is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, including, without limitation, the Placement Agents, except for the statements, representations and warranties contained in this Subscription Agreement.

(j)                  In making its decision to purchase the Acquired Shares, the Subscriber has relied solely upon independent investigation made by Subscriber. Without limiting the generality of the foregoing, Subscriber acknowledges that it has not relied on the Placement Agents in connection with its determination as to the legality of its acquisition of the Acquired Shares or as to the other matters referred to herein and the Subscriber has not relied on any investigation that the Placement Agents, any of their respective Affiliates or any person acting on their behalf have conducted with respect to the Acquired Shares, the Issuer or SPAC. Subscriber further acknowledges that it has not relied on any information contained in any research reports prepared by the Placement Agents or any of their respective Affiliates.

(k)               Subscriber became aware of this offering of the Acquired Shares solely by means of direct contact between Subscriber and the Issuer, SPAC, or any of the Placement Agents, and the Acquired Shares were offered to Subscriber solely by direct contact between Subscriber and the Issuer or one of the Placement Agents. Subscriber did not become aware of this offering of the Acquired Shares, nor were the Acquired Shares offered to Subscriber, by any other means. Subscriber acknowledges that the Issuer represents and warrants that the Acquired Shares (i) were not offered to Subscriber by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Issuer, SPAC, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the representations and warranties of the Issuer contained in Section 3 of this Subscription Agreement, in making its investment or decision to invest in the Issuer.

(l)                 The Placement Agents shall have no liability or obligation (including, without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by Subscriber, the Issuer, SPAC or any other person or entity), whether in contract, tort or otherwise, to Subscriber, or to any person claiming through Subscriber, in respect of the Subscription, except in each case, to the extent resulting from such Placement Agent’s own gross negligence, fraud or willful misconduct.

(m)              Subscriber understands, acknowledges and agrees that (i) no disclosure or offering document has been prepared by the Placement Agents or any of their respective affiliates in connection with the offer and sale of the Acquired Shares; (ii) the Placement Agents and their respective directors, officers, employees, representatives and controlling persons have made no independent investigation with respect to the Issuer, SPAC, the transactions contemplated herein or the Acquired Shares or the accuracy, completeness or adequacy of any information supplied to Subscriber by the Issuer and/or SPAC; (iii) the Placement Agents are not participating in any manner in the Subscription, including but not limited to the negotiation between the Issuer and the Subscriber with respect to the Subscription, the execution by the Subscriber of this Subscription Agreement or the issuance or sale of Acquired Shares by the Issuer to the Subscriber as contemplated herein; and (iv) the Acquired Shares were not offered to Subscriber by any form of advertising or, to Subscriber’s knowledge, general solicitation (within the meaning of Regulation D), and, to Subscriber’s knowledge, are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

(n)                Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Acquired Shares. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Acquired Shares, and Subscriber has sought such accounting, legal and tax advice as Subscriber has considered necessary to make an informed investment decision. Subscriber will not look to the Placement Agents for all or part of any such loss or losses the Subscriber may suffer and is able to sustain a complete loss on its investment in the Acquired Shares.

(o)                Subscriber acknowledges and agrees that none of the Placement Agents nor any Affiliate of any of the Placement Agents (or any officer, director, employee or representative of any of the Placement Agents or any Affiliate thereof) has provided Subscriber with any information or advice with respect to the Acquired Shares nor is such information or advice necessary or desired. Subscriber acknowledges that the Placement Agents, any Affiliate of any of the Placement Agents (or any officer, director, employee or representative of any of the Placement Agents or any Affiliate thereof) (i) have not made any representation as to the Issuer, Issuer’s credit quality, SPAC, or the quality of the Acquired Shares, (ii) may have acquired non-public information with respect to the Issuer which Subscriber agrees need not be provided to it, (iii) have made no independent investigation with respect to the Issuer or the Acquired Shares or the accuracy, completeness or adequacy of any information supplied to Subscriber by the Issuer, (iv) have not acted as Subscriber’s financial advisor, tax advisor, or fiduciary in connection with the issue and purchase of the Acquired Shares, (v) have not prepared a disclosure or offering document in connection with the offer and sale of the Acquired Shares and (vi) may have existing or future business relationships with the Issuer and SPAC (including, but not limited to, lending, depository, risk management, advisory and banking relationships) and will pursue actions and take steps that it deems or they deem necessary or appropriate to protect its or their interests arising therefrom without regard to the consequences for a holder of Acquired Shares, and that certain of these actions may have material and adverse consequences for a holder of Acquired Shares.

(p)                Subscriber represents and acknowledges that, alone, or together with any professional advisor(s), Subscriber has adequately analyzed and fully considered the risks of an investment in the Acquired Shares and determined that the Acquired Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Issuer. Subscriber acknowledges specifically that a possibility of total loss exists.

(q)                Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Acquired Shares or made any findings or determination as to the fairness of an investment in the Acquired Shares.

(r)                 Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons, the Executive Order 13599 List, the Foreign Sanctions Evaders List, or the Sectoral Sanctions Identification List, each of which is administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) (collectively “OFAC Lists”), (ii) owned or controlled by, or acting on behalf of, a person, that is named on an OFAC List, (iii) organized, incorporated, established, located, resident or born in, or a citizen, national, or the government, including any political subdivision, agency, or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, or any other country or territory embargoed or subject to substantial trade restrictions by the United States, (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (collectively, a “Prohibited Investor”). Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Subscriber is permitted to do so under applicable law. Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required, it maintains policies and procedures reasonably designed to ensure compliance with OFAC-administered sanctions programs, including for the screening of its investors against the OFAC Lists. Subscriber further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Acquired Shares were legally derived.

(s)                 Subscriber does not have, as of the date hereof, and during the 30-day period immediately prior to the date hereof, Subscriber has not entered into, any “put equivalent position” as such term is defined in Rule 16a-1 under the Exchange Act or end of day short sale positions with respect to the securities of the SPAC or the Issuer.

(t)                  If Subscriber is an employee benefit plan that is subject to Title I of ERISA, a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Code or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or section 4975 of the Code, Subscriber represents and warrants that (i) to its knowledge, neither Issuer, SPAC, nor any of its respective Affiliates that the Issuer has disclosed to Subscriber for purposes of determining compliance with this section (the “Transaction Parties”) has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Acquired Shares, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Acquired Shares; (ii) the decision to invest in the Acquired Shares has been made at the recommendation or direction of an “independent fiduciary” (“Independent Fiduciary”) within the meaning of US Code of Federal Regulations 29 C.F.R. section 2510.3 21(c), as amended from time to time (the “Fiduciary Rule”) who is (A) independent of the Transaction Parties; (B) is capable of evaluating investment risks independently, both in general and with respect to particular transactions and investment strategies (within the meaning of the Fiduciary Rule); (C) is a fiduciary (under ERISA and/or section 4975 of the Code) with respect to Subscriber’s investment in the Acquired Shares and is responsible for exercising independent judgment in evaluating the investment in the Acquired Shares; and (D) is aware of and acknowledges that (I) none of the Transaction Parties is undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the purchaser’s or transferee’s investment in the Acquired Shares, and (II) the Transaction Parties have a financial interest in the purchaser’s investment in the Acquired Shares on account of the fees and other remuneration they expect to receive in connection with transactions contemplated hereunder.

(u)                Subscriber has or has commitments to have and, when required to deliver payment to the Issuer pursuant to Section 2 above, will have, sufficient funds to pay the Purchase Price and consummate the purchase and sale of the Acquired Shares pursuant to this Subscription Agreement.

(v)                Subscriber acknowledges and agrees, and unconditionally waives any conflicts of interest with respect to, the fact that UBS Securities LLC is acting as one of the Issuer’s Placement Agent and also acted as sole bookrunning manager for the SPAC’s initial public offering for which UBS Securities LLC will receive $12,075,000 of deferred underwriting commission upon the consummation of the Merger.

(w)               Subscriber acknowledges that certain information provided to it was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. Subscriber further acknowledges that such information and projections were prepared without the participation of the Placement Agents and that the Placement Agents do not assume responsibility for independent verification of, or the accuracy or completeness of, such information or projections.

5.                   Additional Subscriber Agreement. Subscriber hereby agrees that neither Subscriber nor any person or entity acting on its behalf or pursuant to any understanding with it will engage in any Short Sales with respect to the SPAC Shares during the period from the date of this Subscription Agreement until the Closing (or such earlier termination of this Subscription Agreement pursuant to its terms). For purposes of this Section 5, “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers. Notwithstanding the foregoing, (i) nothing herein shall prohibit other entities under common management with Subscriber that have no knowledge of this Subscription Agreement or of Subscriber’s participation in the transactions contemplated hereby (including Subscriber’s controlled affiliates and/or affiliates) from entering into any Short Sales and (ii) in the case of a Subscriber that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Subscriber’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of such Subscriber’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Acquired Shares covered by this Subscription Agreement.

6.                   Registration Rights.

(a)                The Issuer agrees that, within forty-five (45) calendar days after the Closing Date (the “Filing Date”), the Issuer will file with the Commission (at the Issuer’s sole cost and expense) a registration statement registering the resale of the Acquired Shares (the “Registration Statement”), and the Issuer shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof; provided, however, that the Issuer’s obligations to include the Acquired Shares in the Registration Statement are contingent upon Subscriber furnishing in writing to the Issuer such information regarding Subscriber, the securities of the Issuer held by Subscriber and the intended method of disposition of the Acquired Shares as shall be reasonably requested by the Issuer to effect the registration of the Acquired Shares, and Subscriber shall execute such documents in connection with such registration as the Issuer may reasonably request that are customary of a selling shareholder in similar situations, including providing that the Issuer shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement during any customary blackout or similar period or as permitted hereunder. For purposes of clarification, any failure by the Issuer to file the Registration Statement by the Filing Date or to effect such Registration Statement by the date the Issuer is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review shall not otherwise relieve the Issuer of its obligations to file or effect the Registration Statement as set forth above in this Section 6. The Issuer will provide a draft of the Registration Statement to Subscriber for review at least five (5) business days in advance of filing the Registration Statement. In no event shall Subscriber be identified as a statutory underwriter in the Registration Statement unless requested by the Commission; provided, that if the Commission requests that a Subscriber be identified as a statutory underwriter in the Registration Statement, Subscriber will have the opportunity to withdraw from the Registration Statement. Notwithstanding the foregoing, if the Commission prevents the Issuer from including any or all of the Company Shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Company Shares by Subscriber and the relevant Other Subscribers or otherwise, such Registration Statement shall register for resale such number of Company Shares which is equal to the maximum number of Company Shares as is permitted by the Commission. In such event, the number of Company Shares to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling shareholders. In the event the Commission informs the Issuer that all of such Company Shares cannot, as a result of the application of Rule 415 of the Securities Act, be registered for resale on the Registration Statement, the Issuer agrees to promptly inform Subscriber thereof and use its commercially reasonable efforts to file amendments to the Registration Statement as required by the Commission, covering the maximum number of Company Shares permitted to be registered by the Commission, on Form F-1 or such other form available to register for resale such shares as a secondary offering.

(b)               In the case of the registration, qualification, exemption or compliance effected by the Issuer pursuant to this Subscription Agreement, the Issuer shall, upon reasonable request, inform Subscriber as to the status of such registration, qualification, exemption and compliance. At its expense the Issuer shall:

(i)                  except for such times as the Issuer is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which the Issuer determines to obtain, continuously effective with respect to Subscriber, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earliest of the following: (i) Subscriber ceases to hold any Acquired Shares; and (ii) the date all Acquired Shares held by Subscriber may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to Affiliates under Rule 144 and without the requirement for the Issuer to be in compliance with the current public information required under Rule 144(c)(1) or Rule 144(i)(2), as applicable.

(ii)                advise Subscriber as soon as practicable within five (5) business days:

(1)                when a Registration Statement or any amendment thereto has been filed with the Commission and when such Registration Statement or any post-effective amendment thereto has become effective;

(2)                after it shall receive notice or obtain knowledge thereof, of any request by the Commission for amendments or supplements to any Registration Statement or the prospectus included therein or for additional information;

(3)                of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(4)                of the receipt by the Issuer of any notification with respect to the suspension of the qualification of the Acquired Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(5)                subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

(iii)              use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

(iv)               upon the occurrence of any event contemplated above, except for such times as the Issuer is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the Issuer shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Acquired Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(v)                use its commercially reasonable efforts to cause all Acquired Shares to be listed on each securities exchange or market, if any, on which the Company Shares issued by the Issuer have been listed;

(vi)               use its commercially reasonable efforts (i) to take all other steps necessary to effect the registration of the Acquired Shares contemplated hereby and (ii) to file all reports and other materials required to be filed by the Exchange Act so long as the Issuer is subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144 to enable Subscriber to sell the Acquired Shares under Rule 144 for so long as the Subscriber holds Acquired Shares; and

(vii)             cause the Transfer Agent to remove the legend set forth above in Section 2(d), at Subscriber’s request, when the Acquired Shares are sold pursuant to Rule 144 under the Securities Act or the Registration Statement or may be sold without restriction under Rule 144. In connection therewith, if required by the Transfer Agent, the Issuer will promptly cause an opinion of counsel to be delivered to and maintained with the Transfer Agent, together with any other authorizations, certificates and directions required by the Transfer Agent that authorize and direct the Transfer Agent to transfer such Acquired Shares without any such legend.

(c)                 Notwithstanding anything to the contrary in this Subscription Agreement, the Issuer shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require Subscriber not to sell under the Registration Statement or to suspend the effectiveness thereof, if (x) the use of the Registration Statement would require the inclusion of financial statements that are unavailable for reasons beyond the Issuer’s control, (y) the Issuer determines that in order for the Registration Statement to not contain a material misstatement or omission, an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly, or annual report under the Exchange Act, or if (z) such filing or use could materially affect a bona fide business or financing transaction of the Issuer or its subsidiaries or would require additional disclosure by the Issuer in the Registration Statement of material information that the Issuer has a bona fide business purpose for keeping confidential (each such circumstance, a “Suspension Event”); provided, however, that the Issuer may not delay or suspend the Registration Statement on more than three occasions or for more than ninety (90) total calendar days, in each case during any twelve-month period. Upon receipt of any written notice from the Issuer of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, Subscriber agrees that it will immediately discontinue offers and sales of the Acquired Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until Subscriber receives copies of a supplemental or amended prospectus (which the Issuer agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Issuer that it may resume such offers and sales; provided, for the avoidance of doubt, that the Issuer shall not include any material non-public information in any such written notice. If so directed by the Issuer, Subscriber will deliver to the Issuer or, in Subscriber’s sole discretion destroy, all copies of the prospectus covering the Acquired Shares in Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Acquired Shares shall not apply (i) to the extent Subscriber is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.

(d)                Subscriber may deliver written notice (an “Opt-Out Notice”) to the Issuer requesting that Subscriber not receive notices from the Issuer otherwise required by this Section 6; provided, however, that Subscriber may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from Subscriber (unless subsequently revoked), (i) the Issuer shall not deliver any such notices to Subscriber and Subscriber shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to Subscriber’s intended use of an effective Registration Statement, Subscriber will notify the Issuer in writing at least two (2) business days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this Section 6(d) and the related suspension period remains in effect, the Issuer will so notify Subscriber, within one (1) business day of Subscriber’s notification to the Issuer, by delivering to Subscriber a copy of such previous notice of Suspension Event, and thereafter will provide Subscriber with the related notice of the conclusion of such Suspension Event immediately upon its availability.

(e)                 For purposes of this Section 6, “Acquired Shares” shall mean, as of any date of determination, the Acquired Shares purchased by Subscriber pursuant to this Subscription Agreement (including any Company Shares issuable upon exercise of any Acquired Shares) and any other equity security issued or issuable with respect to such Acquired Shares by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event, and “Subscriber” shall include any person to whom the rights under this Section 6 shall have been duly assigned, which shall be deemed to include any person to whom any Acquired Share has been duly transferred after the Closing.

(f)                  Issuer shall indemnify, to the extent permitted by law, Subscriber (to the extent a seller under the Registration Statement), its officers, directors, partners, members, managers, employees, stockholders, advisers and agents, and each person who controls Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), from and against any and all losses, claims, damages, liabilities, costs (including reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, that arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in the Registration Statement (or incorporated by reference therein), any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except to the extent that such untrue statements or alleged untrue statements or omissions or alleged omissions, are based upon information regarding Subscriber furnished in writing to Issuer by Subscriber expressly for use therein.

(g)                Subscriber shall indemnify and hold harmless the Issuer, its directors, officers, agents and employees, and each person who controls the Issuer (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), to the fullest extent permitted by applicable law, from and against all Losses, as incurred, that arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements or alleged untrue statements, or omissions, or alleged omissions, are based upon information regarding Subscriber furnished in writing to the Issuer by Subscriber expressly for use therein. In no event shall the liability of Subscriber exceed the net proceeds received by Subscriber upon the sale of the Acquired Shares giving rise to such indemnification obligation. Subscriber shall notify the Issuer promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 6 of which Subscriber is aware.

(h)                If the indemnification provided under this Section 6 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be subject to the limitations set forth in this Section 6 and deemed to include any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 6 from any person who was not guilty of such fraudulent misrepresentation. Each indemnifying party’s obligation to make a contribution pursuant to this Section 6(h) shall be individual, not joint and several, and in no event shall the liability of Subscriber hereunder exceed the net proceeds received by Subscriber upon the sale of the Acquired Shares giving rise to such indemnification obligation.

7.                   Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) such date and time as the Merger Agreement is validly terminated in accordance with the terms therein, (b) upon the mutual written agreement of the Issuer, Subscriber and SPAC to terminate this Subscription Agreement, (c) thirty (30) days after the Termination Date (as may be amended from time to time), if the Closing has not occurred by such date other than as a result of a breach of the obligations of Subscriber hereunder, or (d) if, on the closing date of the Mergers, any of the conditions to Closing set forth in Section 2 of this Subscription Agreement have not been satisfied as of the time required hereunder to be so satisfied or waived by the party entitled to grant such waiver and, as a result thereof, the Subscription contemplated by this Subscription Agreement are not consummated (each of (a), (b), (c) and (d), a “Termination Event”); provided, that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such willful breach. The Issuer shall promptly notify Subscriber in writing of the termination of the Merger Agreement promptly after the termination of such agreement. Upon the occurrence of any Termination Event, any monies paid by the Subscriber to the Issuer in connection herewith shall promptly following the Termination Event be returned to the Subscriber in accordance with the escrow agreement to be agreed and signed after the date of this Subscription Agreement, which obligation to return such monies and remedies for losses, liabilities and damages arising from willful breach shall survive termination of this Subscription Agreement.

8.                   Trust Account Waiver. Subscriber acknowledges that SPAC is a blank check company with the powers and privileges to effect a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination involving SPAC and one or more businesses or entities. Subscriber further acknowledges that, as described in SPAC’s final prospectus, dated January 15, 2021 (the “Prospectus”), available at www.sec.gov, substantially all of SPAC’s assets consist of the cash proceeds of SPAC’s initial public offering and private placements of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of SPAC, its public shareholders and the underwriters of SPAC’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to SPAC to pay its tax obligations, if any, the cash in the Trust Account may be disbursed only for the purposes set forth in the Prospectus. Subscriber, on behalf of itself and its representatives, hereby irrevocably waives any and all right, title and interest, or any claim of any kind they have or may have in the future, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account as a result of, or arising out of, this Subscription Agreement; provided, however, that nothing in this Section 8 shall be deemed to limit Subscriber’s right, title, interest or claim to the Trust Account by virtue of Subscriber’s record or beneficial ownership of shares in SPAC, pursuant to a validly exercised redemption right with respect to any such shares in SPAC, except to the extent that Subscriber has otherwise agreed with SPAC to not exercise such redemption right.

9.                   Exculpation of Placement Agents. Subscriber acknowledges and agrees for the express benefit of the Placement Agents, and their Affiliates and their and their Affiliates’ respective officers, directors, employees or representatives that neither the Placement Agents, nor any of their Affiliates or any of their or their Affiliates’ officers, directors, employees or representatives shall be liable to Subscriber, pursuant to this Subscription Agreement or any other subscription agreement related to the private placement of the Acquired Shares, the negotiation hereof or thereof or the subject matter hereof or thereof, or the transactions contemplated hereby or thereby, for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Acquired Shares by Subscriber.

10.                Miscellaneous.

(a)                Each party hereto acknowledges that the other party hereto, the Placement Agents and others will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, each party hereto agrees to promptly notify the other party hereto and SPAC if any of the acknowledgments, understandings, agreements, representations and warranties made by such party as set forth herein are no longer accurate in all material respects. Subscriber further acknowledges and agrees that each of the Placement Agents is a third-party beneficiary of the representations and warranties of the Issuer and Subscriber contained in Section 3 and Section 4, respectively. The Subscriber acknowledges and agrees that the purchase by Subscriber of the Acquired Shares from the Issuer will constitute a reaffirmation of the acknowledgements, understandings, agreements, representations and warranties herein (as modified by any such notice) by Subscriber as of the time of such subscription.

(b)                Each of the Issuer, Subscriber and SPAC is entitled to rely upon this Subscription Agreement and is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby. Each of the Placement Agents is entitled to rely upon the representations and warranties made by Subscriber in this Subscription Agreement.

(c)                 Notwithstanding anything to the contrary in this Subscription Agreement, prior to the Closing, Subscriber may transfer or assign all or a portion of its rights under this Subscription Agreement; provided, that, such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Subscription Agreement, makes the representations and warranties in Section 4 and completes Schedule A hereto. In the event of such a transfer or assignment, Subscriber shall update Schedule B to provide the information required therein.

(d)                All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.

(e)                 The Issuer may request from Subscriber such additional information as the Issuer may reasonably deem necessary to evaluate the eligibility of Subscriber to acquire the Acquired Shares, and Subscriber shall promptly provide such information as may be reasonably requested, to the extent readily available and to the extent consistent with its internal policies and procedures; provided, that the Issuer agrees to keep any such information provided by Subscriber confidential, except (i) as necessary to include in any registration statement the Issuer is required to file hereunder, (ii) as required by the federal securities law or pursuant to other routine proceedings of regulatory authorities or (iii) to the extent such disclosure is required by law, at the request of the staff of the Commission or regulatory agency or under the regulations of any national securities exchange on which the Issuer’s securities are listed for trading. The Subscriber acknowledges and agrees that if it does not provide the Issuer with such requested information, the Issuer may not be able to register the Acquired Shares for resale pursuant to Section 6 hereof. The Subscriber acknowledges that the Issuer may file a copy of this Subscription Agreement (or a form of this Subscription Agreement) with the Commission as an exhibit to a periodic report or a registration statement of the Issuer. Upon written request, the Issuer shall provide such additional information delivered pursuant to this Section 10(e) to each Placement Agent, provided, that the Placement Agents shall keep such information confidential, except as may be required by applicable law, rule, regulation or in connection with any legal proceeding or regulatory request.

(f)                  This Subscription Agreement may not be modified, waived or terminated (other than pursuant to the terms of Section 7 above) except by an instrument in writing, signed by (i) each of the parties hereto and (ii) SPAC. For the avoidance of doubt, the Issuer may not provide any consent to any proposed modification, wavier or termination (other than pursuant to the terms of Section 7 above) to this Subscription Agreement without the prior written approval of SPAC.

(g)                This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. Except as set forth in Section 10(a) with respect to the persons referenced therein (who shall be express third party beneficiaries of and entitled to enforce such provision) and as set forth in the immediately following sentence, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns. SPAC is an express third-party beneficiary of this Subscription Agreement and entitled to enforce specifically the respective obligations, acknowledgements and waivers of the Issuer and Subscriber hereunder directly against the Issuer and Subscriber, including pursuant to Section 10(o) (including enforcing Subscriber’s obligations hereunder to purchase the Acquired Shares and deliver the Purchase Price).

(h)                Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

(i)                  If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect. The parties hereto shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

(j)                  This Subscription Agreement may be executed in two (2) or more counterparts (including by facsimile transmission, by e-mail delivery of a “.pdf” format data file or by other electronic means), all of which shall be considered one and the same agreement and shall become effective only when signed by a duly authorized person by or on behalf of each party and delivered to the other parties, it being understood that all parties need not sign the same counterpart. For the avoidance of doubt, the Issuer reserves the right to accept or reject the Subscriber’s subscription for the Acquired Shares for any reason or for no reason, in whole or in part, any time until the point when this Subscription Agreement is signed by a duly authorized person by or on behalf of the Issuer.

(k)                Each party shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein except as otherwise provided in the Subscription Agreement.

(l)                  Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or telecopied, sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (a) when so delivered personally, (b) upon receipt of an appropriate electronic answerback or confirmation when so delivered by telecopy (to such number specified below or another number or numbers as such person may subsequently designate by notice given hereunder), (c) when sent, if sent on a business day prior to 5:00 p.m. local time of the recipient, with no mail undeliverable or other rejection notice, if sent by email, or on the business day following the day when sent, if sent on a day that is not a business day or after 5:00 p.m. local time of the recipient on a business day, with no mail undeliverable or other rejection notice, if sent by email, or (d) five (5) business days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

(i)                  if to Subscriber, to such address or addresses set forth on the signature page hereto;

(ii)          if to the Issuer, to:

TH International Limited

c/o Cartesian Capital Group LLC

505 5th Avenue, 15th Floor

New York, NY 10017

Attn: Gregory Armstrong; Peter Yu

Email: Gregory.armstrong@cartesiangroup.com; peter.yu@cartesiangroup.com with a required copy (which copy shall not constitute notice) to:

Kirkland & Ellis

26th Floor, Gloucester Tower, The Landmark

15 Queens Road Central Hong Kong

Attn: Daniel Dusek, Esq.

Email: daniel.dusek@kirkland.com

(iii)         if to the Placement Agents, to:

Merrill Lynch (Asia Pacific) Limited,

55/F Cheung Kong Centre,

2 Queen’s Road Central Hong Kong,

Attn: Tucker Highfield
Email: tucker.highfield@bofa.com

and

UBS Securities LLC

1285 Avenue of Americas

New York, New York 10019

Attn: John Delgado-McCollum and Alex Cahail

Email: john.delgado@ubs.com and alex.cahail@ubs.com

with a required copy (which copy shall not constitute notice) to:

Davis Polk & Wardwell LLP

18th Floor, The Hong Kong Club Building

3A Chater Road, Central Hong Kong

Attn: James C. Lin, Esq.

Email: james.lin@davispolk.com

(m)              This Subscription Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Subscription Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Subscription Agreement, shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, THE SUPREME COURT OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF NEW YORK IN NEW YORK COUNTY SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SUBSCRIPTION AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS SUBSCRIPTION AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR SUCH DOCUMENTS THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS SUBSCRIPTION AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 10(l) OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SUBSCRIPTION AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT (INCLUDING THE PLACEMENT AGENTS) OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SUBSCRIPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10(m).

(n)                The SPAC shall, and the Issuer shall procure that the SPAC shall, by 9:00 a.m., New York City time, on the first (1st) business day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the Commission a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby, the Mergers, and any other material, nonpublic information with respect to the Mergers that the Issuer has provided to Subscriber at any time prior to the filing of the Disclosure Document. Notwithstanding anything in this Subscription Agreement to the contrary, the Issuer shall not publicly disclose or use the name or brand of Subscriber or any of its Affiliates or investment advisers, or include the name or brand of Subscriber or any of its Affiliates or investment advisers in any press release or in any filing with the Commission or any regulatory agency or trading market, without the prior written consent of Subscriber, except (i) as required by the federal securities law in connection with the Registration Statement, (ii) the filing of this Subscription Agreement (or a form of this Subscription Agreement) with the Commission, (iii) the filing of the Schedule 14A, F-4 and related proxy materials to be filed by the Issuer with respect to the Transaction and (iv) to the extent such disclosure is required by law, at the request of the Staff of the Commission or regulatory agency or under the regulations of Nasdaq, in which case the Issuer shall provide Subscriber with prior written notice of such disclosure permitted under this subclause (iv).

(o)                Remedies. The parties agree that irreparable damage would occur if any provision of this Subscription Agreement were not performed in accordance with the terms hereof, and accordingly, that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement or to enforce specifically the performance of the terms and provisions of this Subscription Agreement in an appropriate court of competent jurisdiction as set forth in Section 10(m), in addition to any other remedy to which any party is entitled at law or in equity.

(p)                Non-Reliance and Exculpation. Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the statements, representations and warranties of the Issuer expressly contained in Section 3 of this Subscription Agreement, in making its investment or decision to invest in the Issuer. Subscriber acknowledges and agrees that none of (i) any Other Subscriber pursuant to this Subscription Agreement or any Other Subscription Agreement (including any such Other Subscriber’s affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), (ii) the Placement Agents, their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing, (iii) any other party to this Subscription Agreement, the Other Subscription Agreements and the Merger Agreement (collectively, the “Transaction Documents” (other than the Issuer), and (iv) any affiliates, or any control persons, officers, directors, employees, partners, agents or representatives of any of the Issuer, SPAC or any other party to the Transaction Documents shall be liable to Subscriber, or to any Other Subscriber, pursuant to this Subscription Agreement or any Other Subscription Agreement, the negotiation hereof or thereof or the subject matter hereof or thereof, or the transactions contemplated hereby or thereby, including, without limitation, for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Company Shares or with respect to any claim (whether in tort, contract or otherwise) for breach of this Subscription Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith (except as expressly provided herein), or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with the Subscription.

(q)                If any change in the number or type of equity securities of the Issuer shall occur between the date hereof and immediately prior to the Closing by reason of any share dividend, share split, share combination, recapitalization or similar event (in each case, other than the Recapitalization), then the number of Company Shares purchased by Subscriber and the price per share paid therefor shall be appropriately adjusted to reflect such change.

[Signature page follows.]

IN WITNESS WHEREOF, each of the Issuer and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

TH INTERNATIONAL LIMITED

By:
Name:
Title:

Date: ____________________, 2022

SUBSCRIBER:

Signature of Subscriber:

By:
Name:
Title:

Date: ____________________, 2022

Name of Subscriber:

(Please print. Please indicate name and capacity of person signing above)

Name in which securities are to be registered (if different):

Email Address:

Subscriber’s EIN:

Address:

Attn:

Telephone No.:

Facsimile No.:

Aggregate Number of Acquired Shares
subscribed for: _____________________ (including _______________Company Shares and __________________ Company Warrants issued pursuant to the sixth recital of this Subscription Agreement)

[Signature Page to Subscription Agreement]

Aggregate Purchase Price:

$_________________________________

You must pay the Purchase Price by wire transfer of United States dollars in immediately available funds to the account specified by the Issuer in the Closing Notice.

SCHEDULE A
ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

This Schedule must be completed by Subscriber and forms a part of the Subscription Agreement to which it is attached. Capitalized terms used and not otherwise defined in this Schedule have the meanings given to them in the Subscription Agreement. Subscriber must check the applicable box in either Part A or Part B below and the applicable box in Part C below.

A.	QUALIFIED INSTITUTIONAL BUYER STATUS

(Please check the applicable subparagraphs):

☐	Subscriber is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (a “QIB”)).

*** OR ***

☐	Subscriber is subscribing for the Acquired Shares as a fiduciary or agent for one or more investor accounts, and each owner of such accounts is a QIB.

B.	ACCREDITED INVESTOR STATUS

(Please check the applicable subparagraphs):

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an “accredited investor.”

☐	Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;

☐	Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐	Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐	Any corporation, similar business trust, partnership or any organization described in Section 501(c)(3) of the Internal Revenue Code, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000; or

☐	Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person.

☐	Any entity in which all of the equity owners are accredited investors.

☐	Any entity or natural person that is otherwise qualified as an accredited investor under Rule 501(a).

*** AND ***

C.	AFFILIATE STATUS

(Please check the applicable box)

SUBSCRIBER:

☐	is:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Issuer or acting on behalf of an affiliate of the Issuer.

☐	is not:

SCHEDULE B
SCHEDULE OF TRANSFERS

Subscriber’s Subscription was in the amount of ____ Company Shares. The following transfers of a portion of the Subscription have been made:

Date of Transfer or Reduction	Transferee	Number of Transferee Acquired Shares Transferred or Reduced	Subscriber Revised Subscription Amount

Schedule B as of ______________, 20__, accepted and agreed to as of this ____ day of ____________, 20__ by:

TH INTERNATIONAL LIMITED

By:
Name:
Title:
Signature of Subscriber: [SUBSCRIBER]

By:
Name:
Title: